Exhibit 99.2

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

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To:                             Each Person Listed on the Attached Schedule I

Re:                             PSNH Funding LLC 3 Rate Reduction Bonds, Series 2018-1
Opinion Regarding Federal Constitutional Law Matters

Dear Sir or Madam:

We have acted as counsel to PSNH Funding LLC 3, a Delaware limited liability company (the “Bond Issuer”), and Public Service Company of New Hampshire, as seller and initial servicer (“PSNH”), in connection with the sale by PSNH to the Bond Issuer on the date hereof of the entirety of PSNH’s right, title and interest in, to and under the RRB Property (as defined below), the issuance by the Bond Issuer of the RRBs (as defined below) pursuant to the Indenture (as defined below), and the related transactions referred to and described below (collectively, the “Transactions”).

In connection with the Transactions, PSNH and the Bond Issuer have requested us to furnish our opinion to you as to whether a reviewing court of competent jurisdiction, in a properly prepared and presented case, would conclude that:

i                                             the NH Pledge (as defined below) constitutes a contractual relationship between the Bondholders (as defined below) and the State of New Hampshire (the “State”) for purposes of Article I, Section 10 of the United States Constitution;

ii                                          absent a demonstration by the State that a substantial impairment of that contract is reasonable and necessary to further a significant and legitimate public purpose, the Bondholders (or the Trustee (as defined below) acting on their behalf) could successfully challenge under the federal Contract Clause the constitutionality of any law subsequently enacted, whether by legislation or by voter initiative, determined by such court to limit, alter, impair, or reduce the value of the RRB Charge (as defined below), the RRB Property, the Finance Order, or all rights thereunder or ownership thereof or security interest therein, so as to cause a substantial impairment prior to the time that the RRBs are fully paid and discharged, unless adequate provision shall be made by law for the protection of the Bond Issuer, the Bondholders and the Trustee;

iii                                       although sound and substantial arguments might support the granting of preliminary and permanent injunctive relief to prevent implementation of any law determined to limit, alter, impair or reduce the value of the RRB Charge or the RRB

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Property in violation of the federal Contract Clause, the decision to do so will be in the discretion of the court requested to take such action, which will be exercised on the basis of the considerations discussed in this opinion; and

iv                                      the State would be required to pay just compensation to Bondholders if the State, including its agencies, acted in contravention of the NH Pledge, after the RRBs are issued, but before they are fully paid, and the action (a) constituted a permanent appropriation of a property interest of Bondholders in the RRBs or the RRB Property or denied all economically beneficial or productive use of the RRB Property; (b) destroyed the RRB Property, other than in response to so-called emergency conditions; or (c) substantially limited, altered, impaired, or reduced the value of the RRB Property in a manner that inflicts a severe economic impact on such Bondholders and unduly interferes with their reasonable expectations, unless adequate provision shall be made by law for the protection of the Bondholders.

This opinion is limited to the specific issues addressed herein and is further limited in all respects to the facts assumed and laws existing and effective on the date hereof.  In rendering our opinion, we do not undertake to advise you of any changes in the laws or facts that may occur after the date hereof.  We express no opinion as to any laws other than United States federal law.(1)

I.                ASSUMPTIONS OF FACT

As to all factual matters that are material to this opinion, we have, with your permission and without any investigation or independent confirmation, relied upon and assumed the present and continuing accuracy of those factual representations made or deemed made (other than those representations that state as factual conclusions the opinions set forth herein) under the transaction documents listed on Schedule II (the “Transaction Documents”) or made in the officer’s certificate provided to us by an officer of the Bond Issuer and the officer’s certificate provided to us by an officer of PSNH (together, the “Certificates”), and of the factual assumptions set forth herein.  Copies of the Certificates are included in Schedule III.  We have assumed that the Transaction Documents have been or will be duly authorized, executed, and delivered by each party thereto and are or will be in full force and effect.  We have further assumed that the Transaction Documents constitute all of the material documents concerning the Transactions, that all oral or other written arrangements, agreements or understandings with respect to the Transactions that would affect the facts and our conclusions set forth herein are described in the numbered paragraphs below and that the parties to the Transaction Documents will effectuate the Transactions and, at all times, conduct themselves in material compliance with the terms of the Transaction Documents.

It is our understanding and we have assumed that the relevant facts regarding the Transactions are as follows:

(1)  With respect to New Hampshire law, we have relied on the opinion of McLane Middleton PA delivered contemporaneously herewith.

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1.                                      The Bond Issuer was formed as a limited liability company under Delaware law, pursuant to a Certificate of Formation, as filed with the Secretary of State of the State of Delaware on January 18, 2018.  PSNH, as sole member of the Bond Issuer, executed an Amended and Restated Limited Liability Company Agreement dated as of the date hereof.  As of the date hereof, the Bond Issuer has not carried on any business activities and has no operating history.

2.                                      PSNH is a regulated electric utility company serving approximately 70% of the State.

3.                                      On January 30, 2018, the New Hampshire Public Utilities Commission (the “Commission”), issued the Order Granting Petition (the “Finance Order”) pursuant to and in accordance with RSA Chapter 369-B (the “Financing Act”) authorizing PSNH to recover certain costs resulting from the divestiture of PSNH’s generating assets through a nonbypassable charge assessed against all retail electricity customers (the “RRB Charge”) and authorizing the Bond Issuer to issue rate reduction bonds secured by the RRB Charge and other related rights (the “RRB Property”).

4.                                      The Financing Act contains the following undertaking (the “NH Pledge”) from the State:

The state does hereby pledge, contract, and agree with the owners of RRB property and holders of and trustees for rate reduction bonds that neither the state, nor any of its agencies, including the commission, shall limit, alter, amend, reduce, or impair the RRB charge, RRB property, finance orders, and all rights thereunder or ownership thereof or security interest therein until the rate reduction bonds, including all principal, interest, premium, costs and arrearages thereon, are fully met and discharged, provided nothing contained in this paragraph shall preclude the limitation, alteration, amendment, reduction, or impairment if and when adequate provision shall be made by law for the protection of such owners, holders and trustees. The state does hereby acknowledge that such owners, holders and trustees may and will rely on this pledge, contract, and agreement and that any such limitation, alteration, amendment, reduction, or impairment without such adequate provision will irreparably harm such owners, holders and trustees.

N.H. Rev. Stat. Ann. § 369-B:6(2)

(2)  Section 369-B:4 of the New Hampshire Revised Code provides a mechanism that allows utilities to seek adjustments to the RRB Charges in accordance with an adjustment mechanism approved in advance in a final financing order. Any such adjustments shall generally serve to reconcile the actual RRB Charges collected with the RRB Charges expected to have been collected during the relevant prior period in a manner such that the adjusted RRB Charge will be sufficient to provide for scheduled principal, interest, credit enhancement, fees and other expenses associated with the RRBs payable in the period during which such adjusted RRB Charge will be billed.  The analysis in this opinion assumes that any challenged action would not qualify as an adjustment under this section.

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5.                                      The Financing Act permits the financing entity to include the NH Pledge in the documentation relating to the RRBs.(3)

6.                                      On or before the date hereof, PSNH will make a capital contribution to the Bond Issuer in an amount equal to 0.5% of the initial principal amount of the RRBs which will be held in a segregated account (the “Capital Subaccount”) in the name of The Bank of New York Mellon, a New York banking corporation, as Indenture Trustee and as Securities Intermediary (the “Trustee”). When the RRBs have been fully paid, any balance in the Capital Subaccount (including any related investment earnings not previously remitted to PSNH) shall belong and be returned to PSNH in its capacity as sole member of the Bond Issuer.

7.                                      On the date hereof, (i) PSNH will sell to the Bond Issuer, without recourse, its entire right, title and interest in and to the RRB Property pursuant to the Purchase and Sale Agreement dated as of the date hereof (the “Purchase Agreement”), and (ii) the Bond Issuer will issue its Rate Reduction Bonds, Series 2018-1 (the “RRBs” and the holders of the RRBs, the “Bondholders”) under an Indenture dated as of the date hereof (the “Indenture”), by and between the Bond Issuer and the Trustee.

8.                                      The RRBs will be secured by a security interest in the RRB Property.

9.                                      Pursuant to the Servicing Agreement dated as of the date hereof, by and between PSNH and the Bond Issuer, PSNH, on behalf of the Bond Issuer, will manage, service and administer, and make collections in respect of, the RRB Property.

10.                               Pursuant to the Underwriting Agreement dated as of March [•], 2018 (the “Underwriting Agreement”) among PSNH, the Bond Issuer and the Underwriters named in Schedule I thereto, such Underwriters have agreed to underwrite the RRBs on behalf of the Bond Issuer.

II.           CONTRACT CLAUSE ANALYSIS

The Contract Clause of the United States Constitution provides that: “No State shall … pass any … Law impairing the Obligation of Contracts.” U.S. Const., Art. I, § 10. Although the Contract Clause “appears literally to proscribe ‘any’ impairment,” the Supreme Court has long recognized that “the prohibition is not an absolute one,” and not every “technical impairment” will violate the Contract Clause.(4)  But neither is the Contract Clause’s “limitation on state power … illusory.”(5) The Contract Clause accordingly plainly “limits the power of the [s]tates to modify their

(3)  N.H. Rev. Stat. Ann. § 369-B:6.

(4)  United States Trust Co. of N.Y. v. New Jersey, 431 U.S. 1, 21 (1977) (quoting Home Building & Loan Ass’n v. Blaisdell, 290 U.S. 398, 428 (1934)).

(5)  Id. at 17.

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own contracts,” id., but “its prohibition must be accommodated to the inherent police power of the [s]tate ‘to safeguard the vital interests of its people.’”(6)

To determine whether a state law unconstitutionally impairs contract obligations, the Supreme Court has directed a two-tiered analysis.

First, the Court inquires “whether the state law has, in fact, operated as a substantial impairment of a contractual relationship.”(7)  That inquiry, in turn, has three parts: (a) “whether there is a contractual relationship”; (b) “whether a change in law impairs that contractual relationship”; and (c) “whether the impairment is substantial.”(8)  When a state is a contracting party, there is an additional inquiry under the “reserved powers” doctrine: whether the state has the “power to create irrevocable contract rights in the first place.”(9)

Second, if the state law does substantially impair a binding contractual relationship, the “impairment may be constitutional if it is reasonable and necessary to serve an important public purpose.”(10)  The “severity of the impairment measures the height of the hurdle the state legislation must clear.”(11)  “[C]ourts properly defer to legislative judgment as to the necessity and reasonableness of a particular measure” where private contracts are involved, but such deference is “not appropriate” when a state abrogates its own contract obligations.(12)

A.                                    The Existence of a Contractual Relationship

Under existing case law, the NH Pledge creates a contractual relationship cognizable under the Contract Clause.  “[A]bsent some clear indication that the legislature intends to bind itself contractually,” there is a presumption that “‘a law is not intended to create private contractual or vested rights.’”(13)  The presumption is “grounded in the elementary proposition that the principal function of a legislature is not to make contracts, but to make laws that establish the policy of the state.”(14)

(6)  Energy Reserves Group, Inc. v. Kansas Power & Light Co., 459 U.S. 400, 410 (1983) (quoting Home Bldg. & Loan Ass’n v. Blaisdell, 290 U.S. 398, 434 (1934)).

(7)  Id. at 411 (quoting Allied Structural Steel Co. v. Spannaus, 438 U.S. 234, 244 (1978)).

(8)  General Motors Corp. v. Romein, 503 U.S. 181, 186 (1992); Maine Ass’n of Retirees v. Bd. of Trs. of Me. Pub. Emps. Ret. Sys., 758 F.3d 23, 29 (1st Cir. 2014); Alliance of Auto. Mfrs. v. Gwadosky, 430 F.3d 30, 42 (1st Cir. 2005).

(9)  United States Trust, 431 U.S. at 23.

(10)  Id. at 25; Easthampton Sav. Bank v. City of Springfield, 736 F.3d 46, 50 at n. 5 (1st Cir. 2013).

(11)  Allied Structural Steel Co., 438 U.S. at 245.

(12)  United States Trust, 431 U.S. at 23, 26.

(13)  National R.R. Passenger Corp. v. Atchison, Topeka & Santa Fe Ry. Co., 470 U.S. 451, 465-466 (1985) (quoting Dodge v. Board of Education, 302 U.S. 74, 79 (1937)).

(14)  Id. at 466.

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The “party asserting the creation of a contract must overcome this well-founded presumption by identifying an “adequate expression of an actual intent of the [s]tate to bind itself.”(15)  That analysis starts with the text.(16)

The language of the NH Pledge in which the State pledges, contracts, and agrees with the Bondholders that neither the State nor any of its agencies shall limit, alter, amend, reduce or impair the RRB Charge, the RRB Property or the Finance Order is an expression of intent to bind the State.  Although not dispositive, a close analogue is United States Trust, in which the Supreme Court held that similar language constituted a contractual obligation for purposes of the Contract Clause. In that case, New York and New Jersey had enacted statutes providing that the two states “covenant and agree with each other and with the holders of any affected bonds” that until certain Port Authority bonds were repaid, “neither the [s]tates nor the port authority nor any subsidiary corporation” would apply any revenues “pledged in whole or in part as security for such bonds” to any passenger railroad purpose, except in limited circumstances.(17) The purpose of the pledge was to maintain investor confidence in bonds issued by the Port Authority when the authority was taking on a mass transit passenger railroad service that was not self-sustaining.(18)   Several series of bonds were issued after the pledge was made.(19)  Over a decade later, both states retroactively repealed the covenant, allowing the Port Authority to raise and use revenue that would otherwise be pledged to the bondholders to finance mass transit systems instead.(20)

Although the states did not contest the existence of a contract, the Supreme Court examined the issue and concluded that it had “no doubt that the 1962 covenant has been properly characterized as a contractual obligation of the two [s]tates.”(21)  First, the “intent to make a contract is clear from the statutory language: ‘The 2 [s]tates covenant and agree with each other and with the holders of any affected bonds.’”(22)  The language of the NH Pledge is quite similar: “The state does hereby pledge, contract, and agree with the owners of RRB property and holders of and trustees for rate reduction bonds.”(23)  Indeed, in the Financing Act the State here has itself used the term “contract” to characterize the obligation.  The plain text of the NH Pledge thus manifests the State’s intent to make a contract.

Second, the Supreme Court considered the circumstances surrounding the potential contract’s adoption and, in particular, whether its purpose appears to be “to invoke the

(15)  National R.R. Passenger Corp., 470 U.S. at 466-467.

(16)  Id. at 466 (“[I]t is of first importance to examine the language of the statute.”); see also Indiana ex rel. Anderson v. Brand, 303 U.S. 95, 104 (1938) (“[T]he cardinal inquiry is as to the terms of the statute supposed to create … a contract.”).

(17)  431 U.S. at 9-10.

(18)  See id. at 9.

(19)  Id. at 18.

(20)  Id. at 14.

(21)  Id. at 18.

(22)  Id.

(23)  N.H. Rev. Stat. Ann. § 369-B:5.

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constitutional protection of the Contract Clause as security against repeal,” and for the state to “receive[  ] the benefit [it] bargained for: public marketability of [the] bonds.”(24)  The NH Pledge’s enactment likewise “evince[s] a legislative intent to create private rights of a contractual nature enforceable against” the State.(25)  Although the bonds at issue in United States Trust differ from the RRBs in that they were issued by a governmental entity (the Port Authority), rather than a private entity, this distinction does not appear to affect the nature of the relationship created by the NH Pledge.  Here, just as much as in United States Trust, the purpose of the NH Pledge was to constrain action by the State in order to improve the marketability of bonds issued by a separate entity that were not the public debt of the State.(26)  And although the RRBs are issued by a private entity, the State directly controls the issuance of rate reduction bonds, which may be issued only with the permission of and on the terms established by the Commission and consistent with the Financing Act.(27)  The issuance of the bonds is therefore state-sanctioned in a manner closely analogous to the situation in United States Trust.  Accordingly, it appears likely that a court would conclude that the NH Pledge creates a contractual obligation of the State to the owner of RRB Property, i.e., the Bond Issuer, as well as to the “holders of and trustees for rate reduction bonds.”(28)

B.                                    Impairment Of The Contractual Relationship

Once a binding contractual relationship is established, the remaining two parts of the threshold inquiry are “whether a change in law impairs that contractual relationship, and whether the impairment is substantial.”(29)  The “severity of an impairment can be measured by the factors that reflect the high value the Framers placed on the protection of private contracts,” chiefly reliance and reasonable expectations.(30)  The Supreme Court has thus denoted impairments substantial when a change in state law retroactively changed a company’s contract obligations “in an area where the element of reliance was vital—the funding of a pension plan.”(31)  Imposing “a completely unexpected liability in potentially disabling amounts” by “nullif[ying] express terms of [a] company’s contractual obligations” constituted substantial impairment.(32)  On the other hand, where “the parties are operating in a heavily regulated industry” and state authority to regulate

(24)  United States Trust, 431 U.S. at 18.

(25)  Id. at 17 n.14; Maine Ass’n of Retirees, 758 F.3d at 29.

(26)  Compare United States Trust, 431 U.S. at 5 n.5 (noting that the Port Authority was barred from pledging the credit of either State), with N.H. Rev. Stat. Ann. § 369-B:5 (rate reduction bonds “issued pursuant to finance orders . . . shall not constitute a debt or liability of the state or of any political subdivision thereof, . . . and shall not constitute a pledge of the full faith and credit of the state or any of its political subdivisions”).

(27)  See N.H. Rev. Stat. Ann. § 369-B:5.

(28)  Id. at § 369-B:6.

(29)  General Motors Corp., 503 U.S. at 186.

(30)  Allied Structural Steel Co., 438 U.S. at 245; see also United States Trust, 431 U.S. at 19 n.17 (impairment involves “a more particularized inquiry into the legitimate expectations of the contracting parties”).

(31)  Allied Structural Steel Co., 438 U.S. at 246.

(32)  Id. at 247.

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prices “is well established” (even if previously unexercised), a contracting party’s “reasonable expectations [were] not impaired” by state legislation regulating certain prices.(33)

The severity of the impairment also depends upon the importance of the impaired provision to the contract as a whole.(34)  Where states had specifically made a pledge that was “an important security provision” for a bond, however, and then “outright repeal[ed]” the pledge and “totally eliminated” that security provision, the Supreme Court has found substantial impairment.(35)

The NH Pledge does not preclude the State from limiting, altering, amending, reducing, or impairing the RRB Charge, the RRB Property, or the Finance Order and all rights thereunder so long as the State makes “adequate provision . . . by law for the protection of” the Bond Issuer, the Bondholders, and the Trustee.  As a result, changes that would constitute a substantial impairment but that are mitigated by an “adequate provision . . . made by law” protecting the Bond Issuer, the Bondholders, and the Trustee would not constitute a substantial impairment.

As the foregoing principles indicate, the determination of whether particular legislation constitutes a substantial impairment is a fact-specific analysis. Nothing in this letter expresses any opinion as to how a court would resolve the issue of “substantial impairment” with respect to the RRBs vis-a-vis any particular legislative action as that question would necessarily turn upon the precise content of any future legislation. Therefore, we have assumed for purposes of this letter’s analysis that any impairment resulting from legislation challenged under the Contract Clause would be substantial.

C.                                    The Reserved Powers Doctrine

In cases involving contracts with states, there is an additional component to the threshold inquiry.  Even when a statute evinces the intent to create a contract, the “reserved powers” doctrine constrains the state’s authority “to enter into an agreement that limits its power to act in the future.”(36)  The Contract Clause “does not require a state to adhere to a contract that surrenders an essential attribute of its sovereignty.”(37) Early decisions under the Contract Clause “relied on distinctions among the various powers of the [s]tate” in determining whether a contract was unenforceable for surrendering an essential attribute of sovereignty.(38)  It has thus long been settled

(33)  Energy Reserves Group, Inc., 459 U.S. at 413, 416; Alliance of Auto. Mfrs, 430 F.3d at 42.

(34)  See City of El Paso v. Simmons, 379 U.S. 497, 514 (1965) (considering whether the impaired provision was “the central undertaking of the seller” or “the primary consideration for the buyer’s undertaking”).

(35)  United States Trust, 431 U.S. at 19; see also W.B. Worthen Co. v. Kavanaugh, 295 U.S. 56, 62 (1935) (finding substantial impairment where multiple changes to municipal bondholders’ remedies for nonpayment of property assessments constituted “destruction of nearly all of the incidents that give attractiveness and value to collateral security”)

(36)  United States Trust, 431 U.S. at 23.

(37)  Id.

(38)  Id. at 24.

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that “the legislature cannot bargain away the police power of a [s]tate.”(39)  Likewise, a state cannot contract away the power of eminent domain.(40)  But “the power to enter into effective financial contracts cannot be questioned.”(41)  Thus, even though any financial obligation “could be regarded in theory as a relinquishment of the [s]tate’s spending power” or “taxing power,” the states “are bound by their debt contracts.”(42)

In United States Trust, the Court held that a state pledge that protected the security for bonds issued by a separate governmental entity was “a financial obligation” that did not “fall within the reserved powers that cannot be contracted away.”(43)  The Court cautioned, however, that “[n]ot every security provision … is necessarily financial,” giving the example of a revenue bond “secured by the [s]tate’s promise to continue operating the facility in question,” which could “not validly be construed to bind the [s]tate never to close the facility for health or safety reasons.”(44)

Under that precedent, it appears that the NH Pledge does not tread upon any reserved powers of the State.  The NH Pledge does not purport to contract away the State’s power of eminent domain or otherwise restrict the State’s ability to legislate for the public welfare or to exercise its police powers.  Although the underlying financial obligation on the RRBs belongs to private entities rather than a governmental entity, as in United States Trust, the NH Pledge is nonetheless an undertaking not to impair the financial security for the State-approved RRBs. The NH Pledge, in fact, is intended to induce investment in the RRBs, as reflected in the State’s explicit authorization to include its pledge in the RRBs and associated marketing documents.  The State did so in order to secure a financial benefit to the State—marketability of the bonds with concomitant expected cost savings to New Hampshire electric consumers.  As such, we believe that the NH Pledge is akin to the type of “financial contract” involved in United States Trust and, accordingly, the contractual obligation created by the NH Pledge would meet the threshold requirement of enforceability under the Contract Clause.

D.                                    The State’s Burden to Justify a Substantial Impairment

If the (potential) governmental action in contravention of the NH Pledge “constitutes a substantial impairment, the State, in justification must have a significant and legitimate public purpose behind the regulation.”(45)  “Once a legitimate public purpose has been identified, the next inquiry is whether the adjustment of ‘the rights and responsibilities of contracting parties [is based] upon reasonable conditions and [is] of a character appropriate to the public purpose justifying [the

(39)  Stone v. Mississippi, 101 U.S. 814, 817 (1880) (upholding the outlawing of lotteries after granting a long-term charter to operate a lottery).

(40)  West River Bridge Co. v. Dix, 47 U.S. (6 How.) 507, 525-526 (1848).

(41)  United States Trust, 431 U.S. at 24.

(42)  Id.

(43)  Id. at 24-25.

(44)  Id. at 25.

(45)  Energy Reserves, 459 U.S. at 411.

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legislation’s] adoption.’”(46)  When a state is not a contracting party, then “courts properly defer to legislative judgment as to the necessity and reasonableness of a particular measure.” (47)  But “complete deference to a legislative assessment of reasonableness is not appropriate” when a state abrogates its own contracts and “the [s]tate’s self-interest is at stake.”(48)

In United States Trust, New York and New Jersey repealed state statutes protecting the revenues pledged as security for bonds from being used to finance certain mass transit operations.(49)  As justification for the repeal, New Jersey asserted the public purposes of mass transportation, energy conservation, and environmental protection, or, more specifically, “encouraging users of private automobiles to shift to public transportation.”(50)  The Supreme Court did not doubt the legitimacy of this public purpose, but held that repealing the pledge to bondholders was neither “necessary to achievement of the plan nor reasonable in light of the circumstances.”(51) First, “a less drastic modification” than repeal of the state pledge “would have permitted the contemplated plan without entirely removing the covenant’s limitations” on the use of revenues to subsidize commuter railroads.(52)  Second, the state could “have adopted alternative means of achieving their twin goals of discouraging automobile use and improving mass transit” without “modifying the covenant at all.”(53)  Accordingly, under United States Trust, at least where a state financial obligation is involved, there is solid precedent for not allowing a state to break its agreements when there are reasonable alternative means to accomplish the same public policy end.

The fact that the Supreme Court construed the state pledge at issue in United States Trust as a financial obligation of the state was important to its analysis.(54)  The Supreme Court noted that alteration of a public bond contract had only been sustained once in the twentieth century, in Faitoute Iron & Steel Co. v. City of Asbury Park, 316 U.S. 502 (1942).(55)  In Faitoute, however, the contract abrogation—through a municipal bankruptcy statute—provided the bondholders with new bonds that were worth something, when the previous bonds “represented only theoretical rights” because, “as a practical matter the city could not raise its taxes enough to pay off its creditors under the old contract terms.”(56)  Thus, in Faitoute, the contract alteration was “adopted with the purpose and effect of protecting the creditors,”(57)  whereas the abrogation of the state

(46)  Id. (quoting United States Trust, 431 U.S. at 22; alteration in original).

(47)  United States Trust, 431 U.S. at 22-23.

(48)  Id. at 26.

(49)  431 U.S. at 10.

(50)  Id. at 28-29.

(51)  Id. at 29.

(52)  Id. at 30.

(53)  Id.

(54)  See, e.g., 431 U.S. at 29 (“[A] State cannot refuse to meet its legitimate financial obligations simply because it would prefer to spend the money to promote the public good rather than the private welfare of its creditors.”).

(55)  431 U.S. at 27; see also Energy Reserves, 459 U.S. at 412 n.14 (“In almost every case, the Court has held a governmental unit to its contractual obligation when it enters financial or other markets.”).

(56)  United States Trust, 431 U.S. at 28.

(57)  Id.

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pledge at issue in United States Trust was not. In addition, the Supreme Court in United States Trust noted that the public purpose to be served by repealing the state pledge—mass transit—was known at the time the covenant was adopted, making its later repeal unreasonable.(58)  Where, on the other hand, a statutory scheme resulted in “unforeseen advantages or burdens on a contracting party,” the Supreme Court held it was reasonable and constitutional for a state to amend the statute to “restrict a party to those gains reasonably to be expected from the contract.”(59)  Accordingly, if a court were to view the NH Pledge as a financial obligation of the State, it is more likely to find an abrogation of the Pledge unconstitutional. It could sustain the abrogation only if there were no other, less-drastic means of accomplishing an unforeseen legitimate public purpose, or the abrogation could be said to promote the interests of the Bondholders themselves.

Unlike the Port Authority bonds at issue in United States Trust, however, the RRBs do not represent the debt of any public entity. It thus is conceivable that a court would not apply the same degree of scrutiny to governmental action as it did in United States Trust and, instead, would defer to legislative judgments regarding the reasonableness and necessity of contract abrogation, or apply some intermediate degree of scrutiny given the State’s status as a contracting party.  Even so, case law indicates that the State would have to establish that any substantial impairment is necessary and reasonably tailored to address a significant and broad public purpose.(60)  In most cases involving the abrogation of purely private contracts, however, the legislative judgment regarding the need to impair contracts has largely passed constitutional muster.(61)

E.                                     Injunctive Relief

A “preliminary injunction is an extraordinary remedy never awarded as of right.”(62)  Accordingly, a plaintiff seeking a preliminary injunction must establish four factors: “that he is likely to succeed on the merits, that he is likely to suffer irreparable harm in the absence of preliminary relief, that the balance of equities tips in his favor, and that an injunction is in the public interest.”(63)  To meet the “irreparable harm” factor, a plaintiff must be able to show that his

(58)  Id. at 31.

(59)  City of El Paso v. Simmons, 379 U.S. 497, 515 (1965) (upholding amendment to state law to limit the period of time in which a purchaser of state land who forfeited his purchase contract could reinstate his right to the land).

(60)  Spannaus, 438 U.S. at 248-249 (holding legislative imposition of pension obligations was invalid under the Contract Clause where there was “no showing in the record … that this severe disruption of contractual expectations was necessary to meet an important general social problem,” and the law had “an extremely narrow focus” and “can hardly be characterized … as one enacted to protect a broad societal interest rather than a narrow class”).

(61)  See, e.g., Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470, 505-506 (1987) (upholding law imposing liability on miners for subsidence damage even where surface owners had waived damages because the state ‘has a strong public interest in preventing this type of harm, the environmental effect of which transcends any private agreement” and the Supreme Court would not “second-guess the [state’s] determinations that” imposing liability was “the most appropriate way[ ] of dealing with the problem”); Blaisdell, 290 U.S. at 444-446 (upholding law impairing mortgage contracts during the Depression because an emergency existed in the state, the legislation was for “the protection of a basic interest of society” rather than “for the mere advantage of particular individuals,” and the conditions under which impairment occurred were not unreasonable).

(62)  Winter v. Natural Res. Defense Council, 555 U.S. 7, 24 (2008).

(63)  Id. at 20.

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injury “is not fully compensable by monetary damages.”(64) But “an injury is not fully compensable by money damages if the nature of the plaintiff’s loss would make damages difficult to calculate.”(65) Depending on the nature of any act by the State in contravention of the NH Pledge, the impact on the RRB Property or the RRBs may be difficult to calculate.(66)  In addition, an injury is not compensable by damages, and thus injunctive relief may be available if sovereign immunity would preclude a suit for damages.(67)

The decision whether to grant a preliminary injunction rests within the discretion of the district court and, in the First Circuit, the “standard of review for denials of injunctive relief is strict: ‘we will reverse such a denial only if the district court mistook the law, clearly erred in its factual assessments, or otherwise abused its discretion.’”(68)

A federal court would apply substantially the same factors in determining whether to grant a permanent injunction, except that the plaintiff must show “actual success” rather than “a likelihood of success on the merits.”(69)  A permanent injunction, too, “is a matter of equitable discretion” and “does not follow from success on the merits as a matter of course.”(70)  We note that, to the extent any impairment also constitutes a taking (see discussion below), the availability of a suit for just compensation would constitute an adequate remedy at law rendering equitable relief unavailable to enjoin the taking.(71)

CONTRACT CLAUSE OPINION

While there is no case law addressing the application of the United States Contract Clause specifically to the Financing Act at issue here, we have considered existing case law concerning the application of the Contract Clause to, inter alia, legislation that reduces or eliminates public charges or other sources of revenues that support bonds, or that otherwise reduces or eliminates the security for bonds. Based upon our review of relevant judicial authority, as discussed in this opinion, but subject to the qualifications, limitations and assumptions set forth herein (including the important assumption that any impairment would be “substantial”), it is our opinion that a

(64)  Certified Restoration Dry Cleaning Network, L.L.C. v. Tenke Corp., 511 F.3d 535, 550 (6th Cir. 2007).

(65)  Basicomputer Corp. v. Scott, 973 F.2d 507, 511 (6th Cir. 1992).

(66)  See United States Trust, 431 U.S. at 19 (“[N]o one can be sure precisely how much financial loss the bondholders suffered” from repeal of state pledge.).  Furthermore, the use of the term “irreparably harm” in the NH Pledge strongly suggests that the State acknowledges that there would be no adequate remedy at law if the State were to “limit, alter, amend, reduce, or impair the RRB charge, RRB property, finance orders, and all rights thereunder or ownership thereof or security interest therein.” N.H. Rev. Stat. Ann. § 369-B:6.

(67)  See New Jersey Retail Merchants Ass’n v. Sidamon-Eristoff, 669 F.3d 374, 388 (3d Cir. 2012) (upholding preliminary injunction in Contract Clause case where, in the absence of injunction, merchants would have to pay money to the state that could not later be recovered due to sovereign immunity).

(68)  ANSYS, Inc. v. Computational Dynamics North America, Ltd., 595 F.3d 75, 77-78 (1st Cir. 2010) (quoting McClure v. Galvin, 386 F.3d 36 (1st Cir. 2004)).

(69)  Amoco Production Co. v. Village of Gambell, 480 U.S. 531, 546 n.12 (1987).

(70)  Winter, 555 U.S. at 32.

(71)  Ruckelshaus v. Monsanto Co., 467 U.S. 986, 1016 (1984).

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reviewing court of competent jurisdiction, in a properly prepared and presented case would conclude that:

(i)                                     the NH Pledge constitutes a contractual relationship between the Bondholders and the State for purposes of Article I, Section 10 of the United States Constitution;

(ii)                                  absent a demonstration by the State that a substantial impairment of that contract is reasonable and necessary to further a significant and legitimate public purpose, the Bondholders (or the Trustee acting on their behalf) could successfully challenge under the federal Contract Clause the constitutionality of any law subsequently enacted, whether by legislation or by voter initiative, determined by such court to limit, alter, impair, or reduce the value of the RRB Charge or the RRB Property, so as to cause a substantial impairment prior to the time that the RRBs are fully paid and discharged, unless adequate provision shall be made by law for the protection of the Bond Issuer, the Bondholders and the Trustee; and

(iii)                               although sound and substantial arguments might support the granting of preliminary and permanent injunctive relief to prevent implementation of any law determined to limit, alter, impair or reduce the value of the RRB Charge or the RRB Property in violation of the federal Contract Clause, the decision to do so will be in the discretion of the court requested to take such action, which will be exercised on the basis of the considerations discussed in this opinion.

III.      TAKINGS CLAUSE ANALYSIS

The Takings Clause of the Fifth Amendment to the United States Constitution provides that “private property” shall not “be taken for public use, without just compensation.”(72)  The prohibition applies to the states through incorporation in the Fourteenth Amendment.(73)

A court analyzing a Takings Clause claim to governmental action impairing the RRBs or their security would likely proceed with a three-step inquiry. First, do the Bondholders have a relevant “property interest protected by the Fifth Amendment’s Taking Clause”?(74)  Second, does the State’s act in contravention of the NH Pledge constitute a taking?(75)  Third, is the taking for public use and is there just compensation? (76)

(72)  U.S. Const. Amend. V.

(73)  Webb’s Fabulous Pharmacies, Inc. v. Beckwith, 449 U.S. 155, 160 (1980).

(74)  Ruckelshaus, 467 U.S. at 1000-1001.

(75)  Id.

(76)  Id.

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A.                                    Existence Of A Cognizable Property Interest

The threshold inquiry in a Takings Clause analysis would be whether the Bondholders have a property interest cognizable under the Takings Clause. Property interests “are not created by the Constitution. Rather, they are created and their dimensions are defined by existing rules or understandings that stem from an independent source such as state law.”(77)  The Supreme Court has recognized that intangible property rights recognized by state law are protected by the Takings Clause.(78)  Contracts are also property interests protected by the Takings Clause.(79)

In holding that trade secrets were a property interest protected by the Takings Clause, the Supreme Court noted that trade secrets “have many of the characteristics of more tangible forms of property,” including that a trade secret is “assignable,” “can form the res of a trust,” and “passes to a trustee in bankruptcy.”(80)

A court would likely undertake a similar analysis of the RRB Property and the RRBs, and reach the conclusion that the Bondholders have property interests protected by the Takings Clause. First, the RRBs themselves are a form of intangible property with the characteristics addressed in Ruckelshaus.  In addition, the RRB Property that secures the RRBs is plainly property under the Financing Act.(81)  Finally, for the Bondholders, the dicta in United States Trust regarding the Takings Clause indicates that the Bondholders’ contract with the State—which is a security provision for the RRBs—is itself a property right protected by the Takings Clause.(82) The nature of the challenged act—which could include, inter alia, repealing the NH Pledge, invalidating or substantially altering the imposition of the RRB Charges, or retroactively repealing the regulatory scheme for creating RRB Property—would affect which particular property interest was taken for purposes of the Takings Clause.

B.                                    Circumstances In Which An Act Contrary To The NH Pledge Would Effect A Taking

If a cognizable property interest exists, the next step in the Takings analysis would be to determine if the state act constitutes a “taking.” This is a complicated inquiry that involves first

(77)  Webb’s Fabulous Pharmacies, 449 U.S. at 161.

(78)  See, e.g., Ruckelshaus, 467 U.S. at 1003 (trade secrets); Armstrong v. United States, 364 U.S. 40, 44, 46 (1960) (materialman’s lien); Louisville Joint Stock Land Bank v. Radford, 295 U.S. 555, 596-602 (1935) (real estate lien).

(79)  United States Trust, 431 U.S. at 19 n.16 (“Contract rights are a form of property and as such may be taken for a public purpose provided that just compensation is paid.”); see also Lynch v. United States, 292 U.S. 571, 579 (1934) (repeal of statute providing for vested life insurance contract benefits violated the Fifth Amendment).

(80)  Ruckelshaus, 467 U.S. at 1002.

(81)  See N.H. Rev. Stat. Ann. § 369-B:6 (the RRB Property is “a current and irrevocable vested property right”).

(82)  431 U.S. at 19 n.16 (“Contract rights are a form of property and as such may be taken for a public purpose provided that just compensation is paid.”).

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characterizing the nature of the potential taking as a “physical” or “regulatory” taking.(83) If the state act constitutes a physical taking, then generally the government has “a categorical duty to compensate the former owner.”(84) When the act is more akin to a regulation “that prohibit[s] a property owner from making certain uses of her private property,” then the “regulatory” takings analysis applies, which is “characterized by essentially ad hoc, factual inquiries, designed to allow careful examination and weighing of all the relevant circumstances.”(85)

1.                                      Categorization of the Taking

A so-called “physical” taking occurs when the “government authorizes a physical occupation of property (or actually takes title).”(86) For physical takings, “the Takings Clause generally requires compensation.”(87) But “where the government merely regulates the use of property, compensation is required only if considerations such as the purpose of the regulation or the extent to which it deprives the owner of the economic use of the property suggest that the regulation has unfairly singled out the property owner to bear a burden that should be borne by the public as a whole.”(88)  This latter category is known as a regulatory taking.  A government appropriation of intangible property, including financial interests, can constitute a “physical” taking.(89)  The dividing line between the two categories is “between acquisitions of property for public use, on the one hand, and regulations prohibiting private uses, on the other.”(90)  Whether any given act in contravention of the NH Pledge constitutes a physical or regulatory taking will depend upon a careful analysis of the specific characteristics of the state action at issue and its impact on the property interests at stake, including whether adequate provision was made by law for the protection of the Bondholders.

2.                                      Regulatory Takings Analysis

If a regulation “completely deprive[s] an owner of ‘all economically beneficial us[e]’ of her property,” then it is subject to the same per se rule applicable to physical takings and “the government must pay just compensation for such ‘total regulatory takings.’”(91)

(83)  Tahoe-Sierra Preservation Council, Inc. v. Tahoe Regional Planning Agency, 535 U.S. 302, 321 (2002) (“The text of the Fifth Amendment … provides a basis for drawing a distinction between physical takings and regulatory takings.”).

(84)  Id. at 322.

(85)  Id. at 321-322 (citations and internal quotation marks omitted).

(86)  Yee v. City of Escondido, 503 U.S. 519, 522 (1992).

(87)  Id.

(88)  Id. at 522-523.

(89)  Brown v. Legal Foundation of Wash., 538 U.S. 216 (2003) (state law requiring that interest on lawyers’ trust fund accounts be transferred to State was akin to a physical taking).

(90)  Tahoe-Sierra, 535 U.S. at 323.

(91)  Lingle v. Chevron USA Inc., 544 U.S. 528, 538 (2005) (quoting Lucas v. South Carolina Coastal Council, 505 U.S. 1003, 1018, 1026 (1992)).

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Anything short of a “total regulatory taking,” however, is “governed by the standards set forth in Penn Central Transp. Co. v. New York City, 438 U. S. 104 (1978).”(92) Although the Supreme Court in Penn Central eschewed any “set formula” for evaluating regulatory takings, it identified “several factors that have particular significance.”(93) Those three factors are: “the character of the governmental action,” the “economic impact of the regulation on the claimant,” and “the extent to which the regulation has interfered with distinct investment-backed expectations.”(94) The purpose of the test is to reveal “the magnitude or character of the burden a particular regulation imposes upon private property rights” and “how any regulatory burden is distributed among property owners” in order to identify regulations “whose effects are functionally comparable to government appropriation or invasion of private property.”(95) Those factors were developed in the context of real property regulation, but have often been applied to cases involving intangible property.(96)

The first factor—the character of the governmental action—focuses on the degree to which the government act is more like a physical taking, as opposed to “some public program adjusting the benefits and burdens of economic life to promote the common good.”(97)  To the extent that the government act eliminates an entire type of property rights with respect to a piece of property, or all rights with respect to a divisible portion of property, this factor is more likely to weigh in favor of finding a taking.(98)  Where a regulation does not “permanently appropriate any of the [regulated party’s] assets for its own use,” this factor will weigh against finding a taking.(99)

Under the first factor, the Supreme Court has also often considered the public purpose to be served by the state act, and the extent to which the costs of the act have been imposed on a small

(92)  Lingle, 544 U.S. at 538.

(93)  438 U.S. at 124.

(94)  Id.; Philip Morris, Inc. v. Reilly, 312 F.3d 24, 33 (1st Cir. 2002) (following the Penn Central analysis).

(95)  Lingle, 544 U.S. at 542.

(96)  See Eastern Enters. v. Apfel, 524 U.S. 498, 523-524 (1998) (plurality) (applying Penn Central framework to financial obligation to fund health benefits); Connolly v. Pension Benefit Guar. Corp., 475 U.S. 211, 224-225 (1986) (same for obligation to contribute to pension plan upon withdrawal); Ruckelshaus, 467 U.S. at 1005 (same for trade secrets).

(97)  Penn Central, 438 U.S. at 124.

(98)  See Hodel v. Irving, 481 U.S. 704, 716 (1987) (finding government regulation abrogating authority to pass to heirs small undivided interests in land was a taking because the “character of the Government regulation … is extraordinary” and “destroyed one of the most essential sticks in the bundle of rights that are commonly characterized as property”).

(99)  Connolly, 475 U.S. at 225.

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group.(100)  The Supreme Court has abandoned, however, an independent purpose-based test for determining when a government act is a taking.(101)

The second factor in a regulatory takings analysis is the severity of the economic impact. The assessment of economic impact “is not made in a vacuum,” but turns upon the proportionality between the impact and the regulated party’s responsibility for or relationship with the problem addressed by the regulation.(102)  Where the economic impact is “a considerable financial burden” that does not “reflect some ‘proportion[ality] to [the regulated party’s] experience with’” the government program at issue, it may weigh in favor of a taking.(103)  But the Supreme Court has found that, where coal mining companies did not show that the state regulation “made mining of certain coal commercially impracticable,” then they had “not shown any deprivation significant enough to satisfy the heavy burden placed upon one alleging a regulatory taking.”(104)  Furthermore, even severe economic impact, including total destruction of the property, may not constitute a taking, if the state act is taken in response to emergency conditions.(105)

The final factor is the regulation’s “interference with reasonable investment-backed expectations.”(106) An “explicit government guarantee” can “form[] the basis of a reasonable investment-backed expectation.”(107)  Far reaching and unexpected retroactivity can also

(100)  See, e.g., Keystone Bituminous Coal Ass’n v. DeBenedictis, 480 U.S. 470, 485 (1987) (finding no taking where, inter alia, state law precluding mining within a certain distance of a structure did “not merely involve a balancing of the private economic interests of coal companies against the private interests of the surface owners” but served “important public interests”); Eastern Enters., 524 U.S. at 537 (plurality) (finding a taking where, inter alia, the “nature of the governmental action” was “quite unusual” in that it “single[d] out certain employers to bear a burden that is substantial in amount” and unrelated to injury they caused); cf. United States v. Armstrong, 364 U.S. 40, 49 (1960) (“The Fifth Amendment’s guarantee that private property shall not be taken for a public use without just compensation was designed to bar Government from forcing some people alone to bear public burdens which, in all fairness and justice, should be borne by the public as a whole.”).

(101)  Lingle, 544 U.S. at 548 (rejecting test that would find a taking if a regulation “‘does not substantially advance [a] legitimate state interes[t].’”) (quoting Agins v. Tiburon, 447 U.S. 255, 260 (1980)).

(102)  Connolly, 475 U.S. at 225 (finding economic impact did not weigh in favor of a taking where liability imposed upon employers withdrawing from pension plans “directly depend[ed] on the relationship between the employer and the plan” and there were “a significant number of provisions in the Act that moderate and mitigate the economic impact”).

(103)  Apfel, 524 U.S. at 529, 530 (plurality) (quoting Concrete Pipe & Products of Cal., Inc. v. Construction Laborers Pension Trust for S. Cal., 508 U.S. 602, 645 (1993)) (first alteration in original).

(104)  Keystone Bituminous Coal, 480 U.S. at 493.

(105)  See United States v. Caltex, 344 U.S. 149, 154 (1952) (recognizing common law principle that, “in times of imminent peril—such as when fire threatened a whole community—the sovereign could, with immunity, destroy the property of a few” in order to save the community, and thereby finding no compensation required for the destruction of oil facilities in advance of Japanese takeover of the Philippines).

(106)  Ruckleshaus, 467 U.S. at 1005.

(107)  Ruckelshaus, 467 U.S. at 1011 (finding that federal statute’s assurance that the EPA was prohibited from publicly disclosing trade-secret information gave rise to a reasonable expectation that the EPA would not disclose that information, weighing in favor of disclosure constituting a taking).

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substantially interfere with reasonable investment-backed expectations.(108)  On the other hand, in general, operation in a regulated field weighs against a reasonable expectation of non-interference by regulation.(109)

3.                                      Application to the RRBs

To determine whether any act in contravention of the NH Pledge constituted a taking, the court would first have to determine whether the act was akin to a physical taking or otherwise deprived the Bondholders of all economically beneficial or productive use of the RRBs or RRB Property.  For example, if the State eliminated RRB Charges, or banned the use of RRB Property for timely payments of principal and interest on the RRBs, then a court might conclude that such an act falls within the category of a per se taking that requires compensation.  But “the fact that legislation disregards or destroys existing contractual rights does not always transform the regulation into an illegal taking.”(110)

If all economically beneficial or productive use of the RRBs were not denied, the court would undertake an ad hoc factual inquiry considering the Penn Central factors, which include: (1) the character of the government action, (2) the economic impact and severity of the regulation, and (3) the extent to which the regulation interfered with reasonable investment-backed expectations.  While the character of any future act in contravention of the NH Pledge cannot be known at this time, absent a complete confiscation of the RRBs or complete destruction of the RRB Property, it is likely that the court would apply the regulatory takings analysis. Regarding the economic impact, although the effect cannot be known at this time, any act that substantially impaired the security backing the RRBs so as to render payment of the RRBs uncertain would likely be found to have a severe economic impact on the Bondholders unless “adequate provision” for the protection of the Bondholders was provided pursuant to the NH Pledge,.  Moreover, even though PSNH operates in a heavily regulated industry that would otherwise weigh against a reasonable expectation of non-interference by regulation, it is likely that an act in contravention of the NH Pledge that prevented the timely payment of principal and interest on the RRBs would interfere with the Bondholders’ reasonable investment-backed expectations unless “adequate provision” was made to protect the Bondholders as provided in the NH Pledge. That is because payment of the RRBs with the RRB Property is the primary investment-backed expectation of the Bondholders and the NH Pledge itself makes that expectation reasonable because the NH Pledge guarantees, inter alia, that the State would not act to impair the value of the RRB Property.(111)  The retroactivity of any such act, as applied to bonds issued prior to repeal or amendment of the NH

(108)  Eastern Enters., 524 U.S. at 532 (plurality) (retroactive liability reaching back thirty to fifty years).

(109)  See, e.g., Connolly, 475 U.S. at 227 (finding no taking by imposition of liability for withdrawal from pension plan where “[p]rudent employers … had more than sufficient notice not only that pension plans were currently regulated, but also that withdrawal itself might trigger additional financial obligations”); Concrete Pipe, 508 U.S. at 645 (Those “who do business in the regulated field cannot object if the legislative scheme is buttressed by subsequent amendments to achieve the legislative end.”) (internal quotation marks omitted).

(110)  Connolly, 475 US at 224.

(111)  See Ruckelshaus, 467 U.S. at 1011.

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Pledge, would reinforce the unfairness of interference with the Bondholders’ investment-backed expectations.(112)

C.                                    Public Purpose And Just Compensation

Even if an act by the State in contravention of the NH Pledge constitutes a taking, the Takings Clause “does not prohibit the taking of private property, but instead places a condition on the exercise of that power.”(113)  The property may only be taken for a public purpose, but the Supreme Court has “defined that concept broadly, reflecting [its] longstanding policy of deference to legislative judgments in this field.”(114)  Adequate compensation must be paid, which is measured by the value of the property at the time of the taking.(115)  That fair market value includes interest.(116)

TAKINGS CLAUSE OPINION

Based on our review of relevant judicial authority, as discussed in this opinion, but subject to the qualifications, limitations and assumptions set forth herein, it is our opinion that a reviewing court of competent jurisdiction, in a properly prepared and presented case, would conclude that the State would be required to pay just compensation to Bondholders if the State, including its agencies, acted in contravention of the NH Pledge, after the RRBs are issued, but before they are fully paid, and the action (a) constituted a permanent appropriation of a property interest of Bondholders in the RRBs or the RRB Property or denied all economically beneficial or productive use of the RRB Property; (b) destroyed the RRB Property, other than in response to so-called emergency conditions; or (c) substantially limited, altered, impaired, or reduced the value of the RRB Property in a manner that inflicts a severe economic impact on such Bondholders  and unduly interferes with their reasonable expectations and, in any such case, adequate provision is not made by law for the protection of the Bondholders.  It must be noted, moreover, that takings of financial interests can be particularly difficult to establish in a manner that distinguishes them from constitutionally permissible economic regulation.

Further, there can be no assurance that any award of compensation would be sufficient to pay the full amount of principal of and interest on the RRBs or to compensate Bondholders for any decrease in the market price of the RRBs.  Moreover, because the availability of just compensation would constitute an adequate remedy at law, “[e]quitable relief is not available to enjoin an alleged taking of private property for a public use . . . when a suit for compensation can be brought against

(112)  See Eastern Enters., 524 U.S. at 532 (plurality).

(113)  First English Evangelical Lutheran Church v. County of Los Angeles, 482 U.S. 304, 314 (1987).

(114)  Kelo v. City of New London, 545 U.S. 469, 480 (2005), and stated it is “coterminous with the scope of a sovereign’s police powers,” Hawaii Housing Auth. v. Midkiff, 467 U.S. 229, 240 (1984).

(115)  See United States v. 50 Acres of Land, 469 U.S. 24, 29 (1984) (just compensation based on value “at the time of the taking”); Kirby Forest Indus. v. United States, 467 U.S. 1, 10 (1984) (value is “the fair market value of the property on the date it is appropriated”).

(116)  See Jacobs v. United States, 290 U.S. 13, 17—18 (1933).

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the sovereign subsequent to the taking,” which may weigh against a finding that a plaintiff has shown the irreparable harm necessary to justify injunctive relief.(117)

CERTAIN QUALIFICATIONS

We note that judicial analysis of issues relating to the Contract Clause and the Takings Clause has typically proceeded on a case-by-case basis and that a court’s determination, in most instances, is strongly influenced by the facts and circumstances of the particular case, many of which cannot be known or reasonably predicted at this time. We further note that there are no reported, controlling judicial precedents of which we are aware directly on point.  Our analysis is necessarily a reasoned application of judicial decisions involving similar or analogous circumstances. Moreover, the application of equitable principles (including the availability of injunctive relief or the issuance of a stay pending appeal) is subject to the discretion of the court which is asked to apply those principles. We cannot predict the facts and circumstances that will be present in the future and may be relevant to the exercise of such discretion. Consequently, there can be no assurance that a court will follow our reasoning or reach the conclusions that we believe current judicial precedent supports.

The foregoing opinion is not intended to be a guaranty as to what a particular court would actually hold, but is an opinion as to the decision a court ought to reach if the issue were properly prepared and presented to it and the court followed what we believe to be the applicable legal principles under existing judicial precedent. The recipients of this letter should take these considerations into account in analyzing the risks associated with the Transaction.

The opinions set forth above are given as of the date hereof and we disavow any undertakings or obligations to advise you of any changes in the law (whether constitutional, statutory, regulatory or judicial) which may hereafter occur or any facts or circumstances that may hereafter occur or come to our attention that could affect such opinions.

This opinion is furnished to the addressees listed on Schedule I hereto solely for your benefit in connection with the issuance and sale of the RRBs.  This opinion may not be relied upon by any other person or for any other purpose (including any person purchasing any RRBs from the Underwriters (as defined in the Underwriting Agreement)).  Without limiting the generality of the foregoing or creating the implication that any other person, including any rating agency that is not an addressee hereof, may rely on this opinion, this opinion may be (i) filed as an exhibit to the registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”), provided, however, that in giving the foregoing consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the related rules and regulations of the SEC, or (ii) posted by an addressee, for information purposes only, on any website meeting the requirements of paragraph (a)(3)(iii) of Rule 17g-5 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, for the sole

(117)  Ruckelshaus, 467 U.S. at 1016.

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purpose of permitting such addressee to comply with its undertaking to maintain certain information relating to the transaction described herein on such website pursuant to Rule 17g-5.

[Signature page to follow]

[•], 2018

Very truly yours,

Ropes & Gray LLP

[Signature Page to PSNH Securitization Constitutional Law Opinion]

SCHEDULE I

1.                                      PSNH Funding LLC 3

2.                                      The Bank of New York Mellon

3.                                      Goldman Sachs & Co. LLC, and Citigroup Global Markets, Inc., as Representatives of the several Underwriters under the Underwriting Agreement

4.                                      Fitch Ratings Inc.

5.                                      Moody’s Investors Service, Inc.

6.                                      S&P Global Ratings

[Signature Page to PSNH Securitization Constitutional Law Opinion Certificate]

SCHEDULE II

Transaction Documents

1.                                      Indenture

2.                                      Purchase and Sale Agreement

3.                                      Servicing Agreement

4.                                      RRBs

5.                                      Underwriting Agreement

6.                                      Administration Agreement

7.                                      Finance Order

8.                                      Registration Statement

9.                                      Bond Issuer LLC Agreement

10.                               UCC-1 Financing Statements naming PSNH as debtor, the Bond Issuer as secured party, and the Trustee as assignee

11.                               UCC-1 Financing Statement naming the Bond Issuer as debtor and the Trustee as secured party

SCHEDULE III

Certificates

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

OFFICER’S CERTIFICATE

March [•], 2018

The undersigned, an officer of Public Service Company of New Hampshire, hereby certifies that the following statements are true and correct:

1.             This Certificate is being provided in connection with the opinion of Ropes & Gray LLP (the “Opinion”)(1), being delivered on the date hereof, as to whether a reviewing court of competent jurisdiction, in a properly prepared and presented case, would conclude that:

i                                             the NH Pledge constitutes a contractual relationship between the Bondholders and the State for purposes of Article I, Section 10 of the United States Constitution;

ii                                         absent a demonstration by the State that a substantial impairment of that contract is reasonable and necessary to further a significant and legitimate public purpose, the Bondholders (or the Trustee acting on their behalf) could successfully challenge under the federal Contract Clause the constitutionality of any law subsequently enacted, whether by legislation  or by voter initiative, determined by such court to limit, alter, impair, or reduce the value of the RRB Charge, the RRB Property, the Finance Order, or all rights thereunder or ownership thereof or security interest therein, so as to cause a substantial impairment prior to the time that the RRBs are fully paid and discharged, unless adequate provision shall be made by law for the protection of the Bond Issuer, the Bondholders and the Trustee;

iii                                     although sound and substantial arguments might support the granting of preliminary and permanent injunctive relief to prevent implementation of any law determined to limit, alter, impair or reduce the value of the RRB Charge or the RRB Property in violation of the federal Contract Clause, the decision to do so will be in the discretion of the court requested to take such action, which will be exercised on the basis of the considerations discussed in the opinion; and

iv                                      the State would be required to pay just compensation to Bondholders if the State, including its agencies, acted in contravention of the NH Pledge, after the RRBs are issued, but before they are fully paid, and the action (a) constituted a permanent appropriation of a property interest of Bondholders in the RRBs or the RRB Property or denied all economically beneficial or productive use of the RRB Property; (b) destroyed the RRB Property, other than in response to so-called emergency conditions; or (c) substantially limited, altered, impaired, or reduced the value of the RRB Property in a manner that inflicts a severe economic impact on such Bondholders and unduly interferes with their reasonable expectations, unless adequate provision shall be made by law for the protection of the Bondholders.

2.             The undersigned is familiar with the business of PSNH and the transactions which are the subject matter of the Opinion and the other matters described in the Opinion, and has made such

(1)  Capitalized terms used but not defined in this Certificate shall have the meanings ascribed to them in the Opinion.

investigations and inquiries the undersigned deems necessary to permit the undersigned to make the certifications made herein.

3.             The undersigned is familiar with the Transaction Documents and the other documents and arrangements referred to therein, and has reviewed a copy of the Opinion.  The undersigned is authorized to issue this Certificate to Ropes & Gray LLP.

4.             The undersigned hereby certifies that the factual statements contained in the section captioned “Assumptions of Fact” in the Opinion, as well as other portions of the Opinion, including, without limitation, the Schedules attached to the Opinion, were or are, for the applicable time period stated therein, to the best of the undersigned’s knowledge after due inquiry, true and correct in all material respects.  The foregoing certification is not a certification as to any legal conclusions contained in the Opinion, nor is it a certification as to the future conduct of any party (as opposed to such party’s present intent).

5.             Ropes & Gray LLP may rely on this certificate in rendering the Opinion.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE,
a regulated public utility company

By:
Name:
Title:

[Signature Page to PSNH Securitization Constitutional Law Opinion Certificate]

PSNH FUNDING LLC 3

OFFICER’S CERTIFICATE

March [•], 2018

The undersigned, an officer of PSNH Funding LLC 3, hereby certifies that the following statements are true and correct:

1.             This Certificate is being provided in connection with the opinion of Ropes & Gray LLP (the “Opinion”)(1), being delivered on the date hereof, as to whether a reviewing court of competent jurisdiction, in a properly prepared and presented case, would conclude that:

i                                             the NH Pledge constitutes a contractual relationship between the Bondholders and the State for purposes of Article I, Section 10 of the United States Constitution;

ii                                         absent a demonstration by the State that a substantial impairment of that contract is reasonable and necessary to further a significant and legitimate public purpose, the Bondholders (or the Trustee acting on their behalf) could successfully challenge under the federal Contract Clause the constitutionality of any law subsequently enacted, whether by legislation  or by voter initiative, determined by such court to limit, alter, impair, or reduce the value of the RRB Charge, the RRB Property, the Finance Order, or all rights thereunder or ownership thereof or security interest therein, so as to cause a substantial impairment prior to the time that the RRBs are fully paid and discharged, unless adequate provision shall be made by law for the protection of the Bond Issuer, the Bondholders and the Trustee;

iii                                     although sound and substantial arguments might support the granting of preliminary and permanent injunctive relief to prevent implementation of any law determined to limit, alter, impair or reduce the value of the RRB Charge or the RRB Property in violation of the federal Contract Clause, the decision to do so will be in the discretion of the court requested to take such action, which will be exercised on the basis of the considerations discussed in the opinion; and

iv                                      the State would be required to pay just compensation to Bondholders if the State, including its agencies, acted in contravention of the NH Pledge, after the RRBs are issued, but before they are fully paid, and the action (a) constituted a permanent appropriation of a property interest of Bondholders in the RRBs or the RRB Property or denied all economically beneficial or productive use of the RRB Property; (b) destroyed the RRB Property, other than in response to so-called emergency conditions; or (c) substantially limited, altered, impaired, or reduced the value of the RRB Property in a manner that inflicts a severe economic impact on such Bondholders and unduly interferes with their reasonable expectations, unless adequate provision shall be made by law for the protection of the Bondholders.

(1)  Capitalized terms used but not defined in this Certificate shall have the meanings ascribed to them in the Opinion.

[Signature Page to PSNH Securitization Constitutional Law Opinion Certificate]

2.             The undersigned is familiar with the business of the Bond Issuer and the transactions which are the subject matter of the Opinion and the other matters described in the Opinion, and has made such investigations and inquiries the undersigned deems necessary to permit the undersigned to make the certifications made herein.

3.             The undersigned is familiar with the Transaction Documents and the other documents and arrangements referred to therein, and has reviewed a copy of the Opinion.  The undersigned is authorized to issue this Certificate to Ropes & Gray LLP.

4.             The undersigned hereby certifies that the factual statements contained in the section captioned “Assumptions of Fact” in the Opinion, as well as other portions of the Opinion, including, without limitation, the Schedules attached to the Opinion, were or are, for the applicable time period stated therein, to the best of the undersigned’s knowledge after due inquiry, true and correct in all material respects.  The foregoing certification is not a certification as to any legal conclusions contained in the Opinion, nor is it a certification as to the future conduct of any party (as opposed to such party’s present intent).

5.             Ropes & Gray LLP may rely on this certificate in rendering the Opinion.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first above written.

PSNH FUNDING LLC 3,
a Delaware limited liability company

By:
Name:
Title:

[Signature Page to PSNH Securitization Constitutional Law Opinion Certificate]